Exhibit 5.1

Galaxy Payroll Group Limited	D:	+852 3656 6054 /
Vistra Corporate Services Centre		+852 3656 6061
Wickhams Cay II, Road Town	E:	nathan.powell@ogier.com /
Tortola, VG1110		florence.chan@ogier.com
British Virgin Islands

Reference:	FYC/AGC/512104.00001

25 February 2025

Dear Sirs

Galaxy Payroll Group Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the Company’s adoption of 2025 Stock Incentive Plan as approved by the board of directors of the Company on 24 January 2025 (the 2025 Stock Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 23 January 2025 (the Company Registry Records), including:

(i)	the certificate of incorporation of the Company dated 26 August 2021; and

(ii)	the amended and restated memorandum and articles of association of the Company filed with the Registrar on 21 December 2022 (the Memorandum and Articles).

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 23 January 2025 (the Court Records, and together the Company Registry Records, the Public Records);

The Company Registry Records and the Court Records each as updated by update searches on 21 February 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	a certificate of incumbency in respect of the Company dated 18 February 2025 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	a certificate of good standing in respect of the Company issued by the Registrar on 14 February 2025 (the Certificate of Good Standing);

(e)	a copy of the register of directors of the Company as provided to us on 19 February 2025 (the ROD);

(f)	a copy of the listed shareholder list of the Company as at 14 February 2025 provided to us on 19 February 2025 (the ROM, together with the ROD, the Registers)

(g)	copies of the written resolutions of the directors of the Company dated 24 January 2025 approving, among other things, the adoption of the 2025 Stock Incentive Plan (the Board Resolutions);

(h)	a copy of the 2025 Stock Incentive Plan; and

(i)	the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing, the Registers and the 2025 Stock Incentive Plan is accurate and complete as at the date of this opinion;

(e)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes from a previous draft, all such changes have been accurately marked;

(f)	the Board Resolutions have been duly passed in accordance with the Memorandum and Articles and remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2025 Stock Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated in the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of shares which the Company is required to issue under the 2025 Stock Incentive Plan to fulfil its obligation is 3,602,500 shares of no par value each of the Company (the ESOP Shares);

(i)	if any of the ESOP Shares will be issued for non-cash consideration, the directors of the Company shall by a resolution of directors specify the amount to be credited for the issue of such Shares and that, in their opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of such Shares; and

(j)	there is nothing under any law, other than the British Virgin Islands, that would or might affect the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 26 August 2021 and is validly existing and in good standing under the laws of the British Virgin Islands.

Share capital

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of ordinary shares of US$0.000625 par value each.

Valid Issuance of ESOP Shares

(c)	The ESOP Shares to be issued under the 2025 Stock Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Board Resolutions and the terms of the 2025 Stock Incentive Plan and once consideration is fully paid per share in accordance with the 2025 Stock Incentive Plan to the Company, the ESOP Shares will be duly authorized, validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2025 Stock Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act (Revised) that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2025 Stock Incentive Plan is effective.

Yours faithfully

Ogier